Exhibit 21.1

The following is a list of Avalon’s subsidiaries except for unnamed subsidiaries which considered in the aggregate as a single subsidiary, would not constitute a significant subsidiary.

Subsidiary Name	State of Incorporation

• American Landfill Management, Inc.	Ohio
• American Construction Supply, Inc.	Ohio
• American Waste Management Services, Inc.	Ohio
• American Waste NJ	New Jersey
• American Water Management Services, LLC	Ohio
• AWMS Holdings, LLC	Ohio
• AWMS Rt. 169, LLC	Ohio
• Avalon Golf and Country Club, Inc.	Ohio
• Avalon Lakes Golf, Inc.	Ohio
• Avalon Travel, Inc.	Ohio
• TBG, Inc	Ohio
• Avalon Country Club at Sharon, Inc.	Pennsylvania
• Havana Cigar Company	Pennsylvania

Parent/subsidiary relationships are indicated by indentations. In each case, 100% of the voting securities of each of the subsidiaries are owned by the indicated parent of such subsidiary, except for AWMS Holdings, LLC. At December 31, 2013 American Water Management Services, LLC owned approximately 50% of AWMS Holdings, LLC.